Exhibit 10.1
Personal and Confidential
November 11, 2026
VIA ELECTRONIC MAIL
Shannon Thyme Klinger

Re: Transitional Services and Retirement Agreement
Dear Shannon,
You have expressed your desire to retire from Moderna, Inc. (individually, and together with any direct and indirect parents, subsidiaries, and affiliates, the “Company”, or “Moderna”). Moderna appreciates your service and contributions and seeks your continued employment and availability for active engagement for a transitional period while it undertakes a search for a new Chief Legal Officer (“CLO”), including contributing to Moderna’s efforts to secure favorable results in current litigation involving Moderna and transitioning your responsibilities. Depending on the timing of the hire of a new CLO, you may also be expected to work directly with the new CLO on the transition of your responsibilities. This Transitional Services and Retirement Agreement confirms the terms to which we have agreed for your continued employment and other terms in connection with such employment and your retirement.

Your employment with the Company will continue the earlier of (i) the close of business on March 31, 2027 or (ii) such earlier date when your employment is terminated (a) by the Company in the event of Cause, (b) due to your death or Disability, or (c) by your earlier resignation. Your actual last day of employment, whether this is March 31, 2027 or an earlier date pursuant to clause (ii) above, will be your “Separation Date”.

This Transitional Services and Retirement Agreement is structured in two parts, which must be signed at different points in time. The entirety of the document, except Exhibit A, is the “Step One Agreement.” It contains a “General Release of Claims.” The Step One Agreement must be signed within twenty-one (21) days from the date of your receipt of this Transitional Services and Retirement Agreement (the “Offer Date”), if you wish to receive the Agreement Payments and Benefits (as defined in Section 4(d) below). Exhibit A to this document is the “Step Two Agreement.” It contains the “Supplemental General Release of Claims” referenced in the Step One Agreement, and you may not sign it before your Separation Date. The Step Two Agreement must be signed on or within twenty-one (21) days after your Separation Date if you wish to receive the Agreement Payments and Benefits, as noted in Section 7 of the Step Two Agreement. Together, the Step One Agreement and the Step Two Agreement form this Transitional Services and Retirement Agreement (this “Agreement”).

For purposes of this Agreement, the time period between the Step One Effective Date, as defined below, and the Separation Date is referred to as the “Transition Period.”

With those understandings, you and the Company agree as follows:
1.Matters Relating to the Transition Period.
(a)If you enter into, do not revoke, and comply with the Step One Agreement (including, without limitation, the other Conditions set forth in Section 2 below), your employment with the Company will continue until March 31, 2027, unless your employment is terminated on an earlier date (a) by the Company in the event of Cause, (b) due to your death or Disability, or (c) by your earlier resignation. During the Transition Period, you will continue to work and provide services to the Company on a regular full-time
Transitional Services and Retirement Agreement

basis, unless otherwise directed by the Chief Executive Officer or his designee(s). You agree to work cooperatively with the Company as requested by the Company during the Transition Period. Your duties during the Transition Period, as well as the location where you will perform services and other details associated with your employment during the Transition Period, will be determined by the Company in its sole discretion and are expected to include duties associated with your current role as well as duties associated with transitioning matters to the individual(s) determined by the Chief Executive Officer or his designee(s). Without limiting the discretion of the Company to modify the following, the Company currently anticipates that you will work remotely for the remaining period of your employment. Any change to your duties, either before or after the Offer Date, including without limitation any change in your title or responsibilities or the appointment of a new Chief Legal Officer, will not (a) constitute Good Reason as defined in and for purposes of the Moderna Inc. Amended and Restated Executive Severance Plan (the “Severance Plan”), and you hereby waive the application of Good Reason to your employment, or (b) alter any of your obligations under the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement that you executed on March 5, 2021 (the “Restrictive Covenants Agreement”). On the earlier of (i) the Separation Date or (ii) a request by the Company, you will be deemed to have resigned from all officer positions that you hold with the Company, including any of its respective subsidiaries and affiliates. You further agree that you shall be deemed to have resigned as President and a Director of the Moderna Charitable Foundation effective on December 31, 2026. You agree to execute any documents in reasonable form as may be requested by the Company to confirm or effectuate any such resignations pursuant to the previous two sentences.
(b)Throughout the Transition Period, the Company shall continue to pay you your salary at the current salary rate of $857,000 per year on a prorated basis on the Company’s regular payroll dates. You will not be entitled to any salary increases during the remaining period of your employment. You acknowledge that if your employment continues until March 31, 2027, the termination of your employment on that date shall not be considered to be a “discharge” for purposes of the Massachusetts Wage Act and therefore your final salary payment for the period through March 31, 2027 shall be due on the regular payroll date applicable to March 31, 2027.
(c)During the Transition Period, you shall continue to be entitled to participate in all of the Company’s “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. §1002(3), in which you currently participate, subject to any employee benefit plan changes that may occur during the Transition Period. Your eligibility to participate in the Company’s medical, dental, and vision plans, and the Company’s other employee benefit plans in which you participate shall end on the last day of the month in which the Separation Date occurs. You may elect to continue participating in the Company’s medical, dental, and vision plans under the federal law known as COBRA. You will be notified in a separate notice of your election rights under COBRA. If you are participating in the Company’s 401(k) plan, deductions shall end effective with your final salary payment for the Transition Period.
(d)If you remain employed until March 31, 2027 or any earlier date of payments of bonuses under the Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”) with respect to 2026 performance, the Company shall pay you a bonus with respect to 2026 performance (the “Bonus”). The Bonus will be calculated by multiplying your target bonus ($771,300) by the corporate multiplier approved by the Company’s Board of Directors for the 2026 performance year. The Company shall pay such amount on or about the date when it generally pays bonuses under the Bonus Plan with respect to 2026 performance.
(e)You have the right to retain any and all currently vested restricted stock units (“RSUs”) and vested performance-based restricted stock units (“PSUs”) and to exercise any and all vested options that you hold to purchase Company equity (“Stock Options”), and any such exercise will be subject to the terms of any and all applicable unit option and grant plans, equity incentive plans, other equity award plans, and all related agreements (collectively the “Equity Documents”). Your right to exercise vested Stock Options shall also be subject to applicable blackout periods. You will continue to vest in your RSUs, PSUs and Stock Options
Transitional Services and Retirement Agreement

pursuant to the Equity Documents during the Transition Period. Pursuant to the terms of the Equity Documents, vested Stock Options must be exercised no later than 90 days after the Separation Date. All unvested RSUs and Stock Options you may hold will expire as of the Separation Date. Accordingly, in no event will RSUs and Stock Options continue vesting beyond March 31, 2027. The vesting of PSUs shall continue to be subject to the terms of the applicable award agreements.
2.Conditions. Subject to the terms of this Agreement, you will be entitled to receive the Agreement Payments and Benefits (subject to the conditions set forth in this Agreement with respect to the Arbutus Litigation Payment and the Pfizer Litigation Payment) provided that you satisfy each of the following conditions (collectively, the “Conditions”): (i) you sign the Step One Agreement during the Step One Consideration Period (as defined in Section 22 below), do not revoke it, and comply with it; (ii) you sign the Step Two Agreement during the Step Two Consideration Period (as defined in Section 7 of the Step Two Agreement), do not revoke it, and comply with it; (iii) your employment is not terminated by the Company for Cause, or as a result of your resignation prior to March 31, 2027; (iv) you work cooperatively and in good faith with the Company during the Transition Period and perform the duties described in Section 1 above to the Company’s reasonable satisfaction determined in good faith; and (v) you comply at all applicable times with the Restrictive Covenants Agreement.

3.Severance Benefits. Subject to the terms and conditions of this Agreement and if you satisfy each of the Conditions, the Company will provide you with the following post-employment benefits (collectively, the “Severance Benefits”):
(a)Separation Pay. The Company will provide you with the same total amount of payments as if the termination of your employment were to have qualified you for “Severance Pay” as defined in Section 6(a) of the Severance Plan. For the avoidance of doubt, such total amount shall equal 12 months of pay based on your current base salary rate plus your current annual target bonus under the Bonus Plan, which total amount equals $1,628,300, less deductions and withholdings applicable to Form W-2 income (the “Separation Pay”). The Company will pay you the Separation Pay in substantially equal biweekly payments over twelve (12) months on the Company’s regular payroll dates, beginning on the second regular payroll date following the Step Two Effective Date (as defined in Section 7 of the Step Two Agreement).
(b)COBRA Premium Assistance. If you are eligible for and timely elect medical, dental and vision benefit continuation under COBRA, and if you pay the employee share of premium payments and the applicable administrative fees to secure continued coverage, the Company will continue to pay the same portion of the COBRA premium for such coverage as it paid when you were an active employee until the earliest of (i) September 30, 2028; (ii) the date you start other employment with benefits coverage; or (iii) the date your COBRA continuation coverage terminates under COBRA’s provisions. Once the Company subsidy period ends, medical, dental and vision insurance coverage will be continued only to the extent required by COBRA and only to the extent you timely and fully pay the full premium payments and associated administrative fees. You agree to notify the Company promptly if you become eligible for medical, dental and/or vision benefits coverage through another employer. You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage.
(c)Waiver of Severance Plan Rights. Subject to your qualification for the Severance Benefits, you waive any and all rights to payments or benefits pursuant to the Severance Plan.
4.Contingent Litigation Success Payments.

(a)Identification of Arbutus and Pfizer Litigation. The Company is currently engaged in the following litigation matters, among others: Arbutus Biopharma Corporation v. Moderna, Inc., Fed. Cir. Appeal No. 26-1581, pending in the U.S. Court of Appeals for the Federal Circuit (the “Arbutus Case”) and ModernaTX, Inc. v. Pfizer, Inc., No. 22-cv-11378, pending in the United States District Court for the District of Massachusetts (the “Pfizer Case”). You and Moderna acknowledge that a decision by the U.S. Court of
Transitional Services and Retirement Agreement

Appeals for the Federal Circuit in the Arbutus Case may be followed by further related appellate or other court or arbitration proceedings, which, together with the Arbutus Case, are referred to as the “Arbutus Proceedings,” and that a decision by the United States District Court for the District of Massachusetts in the Pfizer Case may be followed by further related appellate or other court proceedings, which, together with the Pfizer Case, are referred to as the “Pfizer Proceedings.”

(b)Arbutus Litigation Payment. Subject to the last sentence of this subsection, if Moderna is the prevailing party upon the conclusion of all Arbutus Proceedings, Moderna shall make a payment to you of $2,500,000, less deductions and withholdings applicable to Form W-2 income (the “Arbutus Litigation Payment”). Moderna shall be considered to be the prevailing party only if, based upon the conclusion of the Arbutus Proceedings, it is not obligated pursuant to an order, judgment, or award of a court or arbitrator to make any payments to Arbutus Biopharma Corp., Genevant Sciences GmbH or any designee of either of the foregoing with respect to the Arbutus Proceedings. Moderna shall pay the Arbutus Litigation Payment to you within thirty (30) days following the conclusion of all Arbutus Proceedings. Your eligibility for the Arbutus Litigation Payment is subject to your satisfaction of each of the Conditions.

(c)Pfizer Litigation Payment. Subject to the last sentence of this subsection, if Moderna secures a recovery of money or other consideration of commercial value as a result of the conclusion of all Pfizer Proceedings, including without limitation a conclusion by settlement, Moderna shall pay you the lesser of $5,500,000 or the total amount that it recovers as a result of the Pfizer Proceedings, less deductions and withholdings applicable to Form W-2 income (the “Pfizer Litigation Payment”). Moderna shall pay the Pfizer Litigation Payment to you within thirty (30) days of the receipt of proceeds as a result of the Pfizer Proceedings at least equal to the pretax amount of the Pfizer Litigation Payment. Your eligibility for the Pfizer Litigation Payment is subject to your satisfaction of each of the Conditions.
(d)Agreement Payments and Benefits. The Severance Benefits, the Arbutus Litigation Payment and the Pfizer Litigation Payment, each to the extent due, are together referred to as the “Agreement Payments and Benefits.” You understand and agree that your eligibility for the Agreement Payments and Benefits is subject to this Agreement and that you are otherwise not eligible to receive any of the Agreement Payments and Benefits.
5.Restrictive Covenants Agreement. You are obligated, to the maximum extent permitted by applicable law, to comply with your obligations set forth in the Restrictive Covenants Agreement. You acknowledge that the Agreement Payments and Benefits are sufficient to ensure your commitment to your noncompetition obligations under Section 9(c) of the Restrictive Covenants Agreement and that you are making the commitment to such noncompetition obligations in connection with your upcoming separation from employment. You further acknowledge that notwithstanding anything in Section 9(c) of the Restrictive Covenants Agreement to the contrary, you shall not be entitled to payment of the “Noncompetition Compensation” as a condition of your obligations under such Section 9(c).

6.Early Separation. If, prior to March 31, 2027, the Company terminates your employment for Cause, you resign, or your employment ends due to death or Disability, (a) you will be paid only through the Separation Date, even if that date occurs prior to March 31, 2027, (b) you will receive the Accrued Benefits only through the Separation Date, even if that date occurs prior to March 31, 2027, (c) any vesting in your Stock Options and RSUs as of the Separation Date shall be in accordance with the terms of the applicable award agreements, and (d) you will not be eligible for any of the Agreement Payments and Benefits or any other benefits, other than as is stated in the Agreement. For purposes of clarity, termination for Cause, resignation, termination due to death or Disability are the only reasons your employment can end before March 31, 2027.
7.General Release of Claims.
Transitional Services and Retirement Agreement

(a)Your Release of Claims. You release the Company, its affiliated and related entities (including, without limitation, direct and indirect parent companies (including, without limitation, Moderna, Inc.), and direct and indirect subsidiaries and direct and indirect affiliates), its and their respective predecessors, successors, and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the past, present and future officers, directors, stockholders, members, managers, employees, attorneys, accountants, agents, and representatives of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) from all claims of any type to date, known or unknown, suspected or unsuspected, to the fullest extent allowed by law, including but not limited to any such claims arising from, or having anything to do with, your employment with or separation from the Company. This means you give up, except as provided in clause (c) of this section, all claims and rights related to:
i.pay, compensation, or benefits including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, carry participation, or separation pay/benefits;
ii.compensatory, emotional, or mental distress damages, punitive or liquidated damages, attorney fees, costs, interest, or penalties;
iii.violation of express or implied employment contracts, covenants, promises or duties, intellectual property, or other proprietary rights;
iv.unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters;
v.discrimination, harassment or retaliation based on age (including the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”)), benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, gender identity and expression, genetic information, immigration status, income source, jury duty, leave rights, military status, national origin, parental status, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower claims in court (including under Sarbanes-Oxley, Dodd-Frank, and the False Claims Act claims), other legally protected status or activity; or any allegation that payment under the Agreement was affected by any such discrimination, harassment or retaliation; and
vi.any participation in any class or collective action against any Releasee.
(b)State Law Release. You further waive all claims or rights arising under applicable state law that may be legally waived and released, including but not limited to claims under the Massachusetts Payment of Wages Law (M.G.L. c. 149), the Massachusetts Minimum Fair Wage Law (M.G.L. c. 151), and/or all local laws within the Commonwealth of Massachusetts (statutory, regulatory, or otherwise), all including any amendments and their respective implementing regulations, such claims including claims regarding entitlement to, or timely payment of, any wages, overtime, accrued vacation, paid time off, sick time, bonuses, commissions, equity, expenses, incentives, stock/stock options, and/or other compensation. The
Transitional Services and Retirement Agreement

identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.
(c)Release Exclusions and Other Exceptions. This General Release of Claims excludes: claims arising after the Step One Revocation Period (as defined in Section 22); claims for breach of this Agreement; claims to be covered under the Officer Indemnification Agreement between you and the Company dated March 4, 2021 (the “Indemnification Agreement”) and under applicable directors and officers liability insurance for acts or omissions while serving as an officer of the Company; and claims that cannot be waived as a matter of law, such as for unemployment or workers’ compensation benefits. Nothing in this Agreement limits your rights: (i) to file a complaint with any administrative agency, such as the U.S. Equal Employment Opportunity Commission, a state fair employment practices agency, the Securities and Exchange Commission, or another state or federal regulatory authority; (ii) to communicate directly with such agency or participate in an agency proceeding; (iii) to communicate with law enforcement; or (iv) to communicate with your attorney. You nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision (other than a decision in your favor arising from a dispute between you and the Company to enforce the terms of this Agreement), including in class or collective action rulings, except for compensation properly awarded by the Securities and Exchange Commission in return for providing actionable information.

(d)The Company’s Release of Claims. The Company releases you from all claims of any type to date, known or unknown, suspected or unsuspected, to the fullest extent allowed by law, including but not limited to any such claims arising from, or having anything to do with, your employment with or separation from the Company; provided that the Company does not release you from any civil Claim that is based on conduct that also satisfies the elements of a criminal offense or that constitutes a breach of fiduciary duty (each, an “Excepted Claim”). The Company represents that neither the Company’s Chief Executive Officer nor the undersigned Company representative has any knowledge or reason to believe that the Company has any Excepted Claim against you.

8.Agreement Not to Sue. An “agreement not to sue” means you agree not to sue any Releasee in court. This is different from the General Release of Claims. Besides releasing claims covered by the General Release of Claims, you agree not to sue any Releasee for any reason covered by the General Release of Claims. Despite this provision, you may file suit to enforce this Agreement or to challenge its validity. If you sue a Releasee in violation of this provision: (i) you will be required to pay that Releasee’s reasonable attorney fees and costs incurred in its or their defense and/or (ii) the Company can require you to return all but $1,000.00 of the Agreement Payments and Benefits and will be excused from any remaining obligations that exist because of this Agreement. You represent that as of the date of your signature of the Step One Agreement, neither you (nor anyone acting on your behalf) has filed any civil or administrative action against the Company or any of the Releasees in any forum, or if such action has been filed, that it has been disclosed to the Company. Besides releasing claims covered by Paragraph 7(d), the Company agrees not to sue you for any reason covered by such release. Despite this provision, the Company may file suit to enforce this Agreement. If the Company sues you in violation of this provision, the Company will be required to pay your reasonable attorney fees and costs incurred in your defense.
9.Return of Company Property. On or before the Separation Date, you will return to the Company all Company property, including, without limitation, computer equipment, electronic devices, iPads or other tablets, iPhones or other mobile devices, software, keys and access cards, credit cards, files, and any documents (including computerized data and any copies made of any computerized data or software containing information concerning the Company, its business or business relationships (in the latter two cases, actual or prospective) (all collectively referred to as “Company Property”). After returning all Company Property, you must delete and purge any duplicates of files or documents that may contain Company information from any non-Company computer or other devices that remain your property. If you discover that you continue to retain any such property, you agree to immediately notify the Company and, based on the Company’s
Transitional Services and Retirement Agreement

direction, either return it to the Company or, in the case of computerized data and software already in the possession of the Company, destroy it. For the avoidance of doubt, you may maintain copies of your employment records.
10.Confidentiality and Non-Disparagement.
(a)Confidentiality of Agreement-Related Information. You shall maintain the confidentiality of all negotiations leading to this Agreement and all circumstances leading to such negotiations, except that this obligation shall not be construed to apply to public disclosures by the Company concerning the terms of this Agreement. All information subject to this confidentiality obligation is referred to as “Agreement-Related Information.” You agree to keep Agreement-Related Information in the strictest confidence and not to reveal, unless compelled by a lawfully issued subpoena or court order or another legal process to do so (in which case you agree to provide the Company at least five (5) business days to intervene before responding) any Agreement-Related Information to any persons except your attorney (and to your attorney only provided that your attorney agrees for the benefit of the Company to keep Agreement-Related Information confidential). You acknowledge that this section does not prohibit the disclosure of good faith allegations of securities law violations. For its part, the Company agrees that to the extent that it discloses any material Agreement-Related Information beyond what it includes in a public disclosure concerning the terms of this Agreement or otherwise reasonably determines that it is legally obligated to disclose (which would include without limitation in testimony in litigation), the Company shall direct anyone to whom it makes such disclosure to maintain the confidentiality of such Agreement-Related Information.

(b)Non-Disparagement. You agree not to knowingly make any false, disparaging, or defamatory statements concerning the Company’s or any of its affiliates’ products or services; business affairs or financial condition; or current or former officers, directors, stockholders, employees, or agents, but only to the extent that you know or should reasonably know that such individuals are associated with the Company. You further agree not to conduct yourself in any way that would reasonably be expected to damage the Company’s reputation or goodwill, its products or services, or its current or former officers, directors, stockholders, members, employees, or agents, but only to the extent that you know or should reasonably know that such individuals are associated with the Company. The Company agrees to direct all current members of its Executive Committee not to make any false, disparaging, or defamatory statements concerning you or any actions undertaken by you. This non-disparagement obligation will not in any way affect your obligation or intent (or the obligation or intent of any other person) to testify truthfully in any legal proceeding.

(c)Defend Trade Secrets Act Disclosure. Nothing in the Agreement is intended to conflict with 18 U.S.C. § 1833(b), which provides that: “An individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.”
11.Future Cooperation. You agree to make yourself available to assist the Company with transitioning your duties as noted in Section 1 of this Agreement as well as with any investigations, legal claims, or other matters concerning anything related to your employment, including, without limitation, the Arbutus Proceedings and the Pfizer Proceedings. You specifically agree to make yourself available to the Company upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide the Company any employment-related documents you possess or control. Providing your “cooperation” does not mean you must provide information favorable to the Company; it means only that you will provide information or documents upon the Company’s request. If the Company requests your cooperation, it will reimburse you for reasonable time and expenses, provided that you submit appropriate documentation. To the extent that you are requested
Transitional Services and Retirement Agreement

by the Company to provide any cooperation pursuant to this provision at any time after the Separation Date, the Company shall compensate you at the rate of $2,000 per hour for such cooperation; provided that such payment obligation shall not apply to any time expended in providing testimony or related waiting time. For clarity, neither your availability to perform services pursuant to this provision nor your performance of such services shall be considered to result in the continuation of a “Service Relationship” with the Company for purposes of any of the Equity Documents.
12.Communications Regarding Separation. You agree that you will not (without the prior written approval of the Company) communicate about your transition or separation with anyone until after the Company has made a formal written announcement about your transition and separation (the “Company Announcement”); provided that you may communicate with your tax advisors, attorneys, and family members about your transition and separation before the Company Announcement; provided further that you first advise such persons not to reveal information about your transition and separation and each such person agrees. Once the Company has announced your transition and separation, you agree to limit any communications regarding your transition and separation to statements that are consistent with the Company Announcement.
13.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits will be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply
Transitional Services and Retirement Agreement

with, or are exempt from, Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
14.Rehiring. You are not eligible to be rehired by the Company within 12 months after the Separation Date, including as an employee, independent contractor, service provider, or contingent worker (“Re-Engagement”); it being understood that your provision of paid services in accordance with Paragraph 11 above shall not be considered Re-Engagement. You waive any right to Re-Engagement with the Company and agree that the Company has no obligation to rehire you as an employee or to retain you as an independent contractor, service provider or contingent worker. You and the Company agree that any future application by you for Re-Engagement may, on the basis of this Agreement, be rejected without explanation or liability. This Agreement becomes null and void if you accept Re-Engagement within the Company after the Step One Effective Date but before you have received any part of the Agreement Payments and Benefits. In such case, you will not be entitled to any of the Agreement Payments and Benefits. If you accept Re-Engagement with the Company within 12 months after the Step Two Effective Date and after the Separation Pay has been paid to you, then you will be obligated to repay up to 100% of the net Separation Pay within 30 days of your rehiring date.
15.Unemployment Insurance Benefits. The Company will comply with its obligations to respond in a timely and truthful manner to any questions raised by the relevant unemployment assistance agency. Your entitlement to unemployment insurance benefits will be determined solely by the relevant unemployment assistance agency and not by the Company
16.Tax Treatment. The Company may make deductions, withholdings, and tax reports concerning payments and benefits under this Agreement to the extent that the Company, in good faith, determines that it is required to do so. Payments under this Agreement are in gross amounts and will be paid in amounts net of any deductions or withholdings. Nothing in this Agreement will be construed to require the Company to make any payments to compensate you for any tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
17.Legally Binding. Once effective, this Agreement is a legally binding document, and your signature will commit you to its terms. You acknowledge that you were advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing this Agreement. You acknowledge that you have carefully read and fully understand all the provisions of this Agreement, and that you are voluntarily entering into this Agreement. If the General Release of Claims is found to be invalid or unenforceable in whole or in part, the invalid or unenforceable portion may be modified, revised, or severed and the Company may enforce the rest of the Agreement.
18.Enforceability. Except for the General Release of Claims, if any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or of the Restrictive Covenants Agreement) will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected, and
Transitional Services and Retirement Agreement

each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.
19.Waiver; Amendment. No waiver of any provision of this Agreement will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified except in a writing signed by both you and an authorized Company executive.
20.Forum; Equitable Relief; Governing Law.
(a)This Agreement will be construed and governed under the laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provisions. You acknowledge that this Agreement will not be construed more strictly against either you or the Company because it was prepared by the Company.

(b) Any controversy or claim arising out of or relating to this Agreement, including any dispute concerning arbitrability, shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”), including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The JAMS Rules are available at www.JAMSadr.com. If you initiate an arbitration proceeding, you shall pay the portion of JAMS and/or arbitrator fees and costs (“Arbitration Costs”) equal to the amount that would otherwise be charged by an otherwise applicable court for filing a complaint or its equivalent in court. The Company shall be responsible for the remaining Arbitration Costs. If the Company initiates an arbitration proceeding, it shall be responsible for all Arbitration Costs. Each party shall pay the party’s own costs and attorney’s fees. You and the Company agree to submit to the exclusive jurisdiction of the state and federal courts situated within the Commonwealth of Massachusetts with respect to any dispute concerning the enforceability of this arbitration provision, and waive any objection that either might have to personal jurisdiction in those courts.

(c)You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises in this Agreement and that in any event, monetary damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under this Agreement, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(d)If you fail to comply with any of your material obligations under this Agreement (including the obligations under the Restrictive Covenants Agreement), in addition to any other legal or equitable remedies it may have for breach, including for damages and equitable relief, the Company will have the right (i) if you are still employed by the Company, to end your employment; (ii) to terminate or suspend the Agreement Payments and Benefits and/or (iii) to seek recovery of any payments made to you or for your benefit under this Agreement, in each case with no effect on the General Release of Claims or your continuing obligations under this Agreement and under the Restrictive Covenants Agreement.
21.Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, provided however that the Severance Plan, the Indemnification Agreement, the Restrictive Covenants Agreement and the Equity Documents remain in full force and effect. You understand that by entering into this Agreement, the
Transitional Services and Retirement Agreement

Company is not admitting in any way that it violated any legal obligation to you or to any other person or entity. This Agreement may be executed in two counterparts, each of which will be considered an original and all of which will constitute one agreement. Your signature may be delivered by scanned image (e.g., .pdf file) and such scanned signature will have the same effect as an original inked signature.
22.Time for Consideration/Revocation. You acknowledge that you have been given at least 21 calendar days from your receipt of the original proposal to you of a Step One Agreement (i.e., October 26, 2026) to consider it before signing it (the “Step One Consideration Period”). To accept this Step One Agreement, you must return a signed, unmodified PDF copy before the expiration of the Step One Consideration Period. Any changes to the October 26, 2026 proposal of a Step One Agreement or any subsequent proposal of a Step One Agreement do not restart the Step One Consideration Period. By signing, you acknowledge that you have voluntarily entered into this Step One Agreement without any undue influence by the Company. If you sign this Step One Agreement before the end of the Step One Consideration Period, you acknowledge that such decision was voluntary, that you had the opportunity to consider this Step One Agreement for the entire Step One Consideration Period and that you had the opportunity to consult with counsel of your choosing while doing so. You have up to seven (7) days following your execution of this Step One Agreement to revoke it by providing written notice to me (such period, the “Step One Revocation Period”). If you do not revoke the Step One Agreement before the expiration of the Step One Revocation Period, this Step One Agreement shall become effective on the first business day following such expiration (the “Step One Effective Date”). The consideration and revocation periods applicable to the Step Two Agreement are set forth in Section 7 of the Step Two Agreement.

23.Additional Definitions. The terms “Cause” and “Disability” as used in this Agreement have the meanings as defined in the Severance Plan.
24.Payments to Estate. If you die after March 31, 2027 but before all Agreement Payments and Benefits have been made in accordance with the terms and conditions of this Agreement, the remaining such payments will continue to be paid to your estate.
If you wish to accept the Step One Agreement, please sign and return this letter to me within the timeframe specified in Section 22 above. Thank you again for your contributions to Moderna’s mission.
Very truly yours,

/s/ Tracey Franklin              Tracey Franklin
Chief People and Digital Technology Officer            Moderna, Inc.

Accepted by:

Shannon Thyme Klinger

/s/ Shannon Thyme Klinger_________________ Date: November 12, 2026_________________

Transitional Services and Retirement Agreement

Exhibit A:
Step Two Agreement

I, Shannon Thyme Klinger, acknowledge that in connection with the ending of my employment with Moderna, I entered into the first part of a two-step transition agreement in a letter dated November 11, 2026, defined therein as the “Step One Agreement”.  Capitalized terms used but not defined herein will have the meaning set forth in the Step One Agreement.
I understand that this Exhibit A is the “Step Two Agreement” referenced in the Step One Agreement, that it contains the “Supplemental General Release of Claims” referenced in the Step One Agreement, and that, together with the Step One Agreement, it constitutes “the Agreement,” as such term is defined in the Step One Agreement.  I further understand that I may not sign this Step Two Agreement before the Separation Date.
Supplemental General Release of Claims and Related Terms
1.I acknowledge that Company has paid me all compensation and benefits (other than the Agreement Payments and Benefits) through my last day of employment.
2.I understand that, regardless of whether I sign this Supplemental General Release of Claims, the Step One Agreement will remain in full force and effect, but I will not be eligible to receive the Agreement Payments and Benefits (subject to applicable contingencies) unless I sign and do not revoke this Step Two Agreement.
3.Supplemental General Release of Claims. I release the Releasees from all claims of any type to date, known or unknown, suspected or unsuspected, to the fullest extent allowed by law, including but not limited to any such claims arising from, or having anything to do with, my employment or the end of my employment. This means I give up, except as provided in Section 5 below, all claims and rights related to:
(a)pay, compensation, or benefits including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, carry participation, or separation pay/benefits;
(b)compensatory, emotional, or mental distress damages, punitive or liquidated damages, attorney fees, costs, interest, or penalties;
(c)violation of express or implied employment contracts, covenants, promises or duties, intellectual property, or other proprietary rights;
(d)unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters;
(e)discrimination, harassment, or retaliation based on age (the ADEA), benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, gender identity and expression, genetic information, immigration status, income source, jury duty, leave rights, military status, national origin, parental status, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower claims in court (including under Sarbanes-Oxley, Dodd-Frank, and the False Claims Act claims), other legally protected status or activity; or any allegation that payment under the Agreement was affected by any such discrimination, harassment or retaliation; and
(f)any participation in any class or collective action against any Releasee.

4.State Law Release. I further waive all claims or rights arising under applicable state law that may be legally waived and released, including but not limited to claims under the Massachusetts Payment of Wages Law
Transitional Services and Retirement Agreement

(M.G.L. c. 149), the Massachusetts Minimum Fair Wage Law (M.G.L. c. 151) and all local laws within the Commonwealth of Massachusetts (statutory, regulatory or otherwise), all including any amendments and their respective implementing regulations, including claims regarding entitlement to, or timely payment of, any wages, overtime, accrued vacation, paid time off, sick time, bonuses, commissions, equity, expenses, incentives, stock/stock options, and/or other compensation.

5.Release Exclusions and Other Exceptions.  This Supplemental General Release of Claims excludes: claims arising after the Step Two Effective Date (as defined in Section 7 below); claims for breach of the Agreement; claims to be covered under the Indemnification Agreement and under applicable directors and officers liability insurance for acts or omissions while serving as an officer of the Company; claims to enforce my rights to vested benefits under the Company’s ERISA welfare and pension plans; and claims that cannot be waived as a matter of law, such as for unemployment or worker’s compensation benefits. Nothing in this Step Two Agreement limits my rights: (i) to file a complaint with any administrative agency, such as the U.S. Equal Employment Opportunity Commission, a state fair employment practices agency, the Securities and Exchange Commission, or another state or federal regulatory authority; (ii) to communicate directly with such agency or participate in an agency proceeding; (iii) to communicate with law enforcement; or (iv) to communicate with my attorney. I nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision (other than a decision in your favor arising from a dispute between you and the Company to enforce the terms of this Agreement), including in class or collective action rulings, except for compensation properly awarded by the Securities and Exchange Commission in return for providing actionable information.

6.Agreement Not to Sue. An “agreement not to sue” means I agree not to sue any Releasee in court. This is different from the release of legal claims contained in the Supplemental General Release of Claims above. Besides releasing claims covered by the Supplemental General Release of Claims, I also agree not to sue any Releasee for any reason covered by the Supplemental General Release of Claims. Despite this provision, I may file suit to enforce the Agreement or to challenge its validity. If I sue a Releasee in violation of this provision: (i) I will be required to pay that Releasee’s reasonable attorney fees and costs incurred in its or their defense and/or (ii) the Company can require me to return all but $1,000.00 of the Agreement Payments and Benefits and will be excused from any remaining obligations that exist because of the Agreement.  I represent that neither I nor anyone acting on my behalf have filed any civil or administrative action against any of the Releasees in any forum, or that, if such action has been filed, it has been disclosed to the Company.

7.Time for Consideration / Revocation.  I acknowledge that I received this Step Two Agreement together with the Step One Agreement on the date noted at the top of the first page of the Step One Agreement, that I may not sign this Step Two Agreement prior to the Separation Date, and that I have been given the opportunity to consider this Step Two Agreement for at least 21 calendar days from the date noted at the top of the first page of the Step One Agreement (the “Step Two Consideration Period”) before signing it. I understand that, to receive the Agreement Payments and Benefits, I must have met each of the Conditions and that I must return a signed, unmodified original or PDF copy of this Step Two Agreement on the Separation Date. I acknowledge that my release of claims is knowing and voluntary, including without implication of limitation my release of claims of age discrimination under the ADEA. I understand that for the period of seven (7) business days from the date when I sign this Step Two Agreement (the “Step Two Revocation Period”), I have the right to revoke this Step Two Agreement by written notice to the Company signatory on the Step One Agreement. This Step Two Agreement will not become effective or enforceable until the first business day after the Step Two Revocation Period expires (the “Step Two Effective Date”).

8.Nothing in any part of this Step Two Agreement limits my rights to make truthful disclosures regarding alleged unlawful workplace health and safety practices or hazards related to a public health emergency.
I HAVE READ THIS STEP TWO AGREEMENT, INCLUDING THE SUPPLEMENTAL GENERAL RELEASE OF CLAIMS CONTAINED HEREIN, THOROUGHLY, I UNDERSTAND ITS TERMS AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.  I UNDERSTAND THAT THIS IS A LEGAL DOCUMENT. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY
Transitional Services and Retirement Agreement

THE COMPANY TO DISCUSS ALL ASPECTS OF THIS STEP TWO AGREEMENT, INCLUDING THE SUPPLEMENTAL GENERAL RELEASE OF CLAIMS, WITH COUNSEL OF MY CHOOSING.

EMPLOYEE NAME ________________________________ Shannon Thyme Klinger	________________________________ Date

Transitional Services and Retirement Agreement